UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 10, 2006

American Financial Realty Trust
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-31678	020604479
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

610 Old York Road, Jenkintown, Pennsylvania		19046
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	215-887-2280

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On November 3, 2006, the Company announced that it entered into a definitive contract for the sale of State Street Financial Center, a Class "A+" office building in Boston, Massachusetts, to a Northeast-based private real estate investment group. As noted in the announcement, this sale was subject to a right of first refusal in favor of IPC US Income REIT ("IPC"), an affiliate of which holds a 30% interest in this property through a joint venture with the Company.

On November 10, 2006, IPC elected not to exercise its right of first refusal. As a result of this election, the Company will sell this property to a partnership controlled by Fortis Property Group, LLC, a Brooklyn, New York based real estate investment group, the previously unnamed counterparty to the sale contract. The sale price of this property is $889 million, before defeasance and other settlement costs. It is anticipated that the closing will occur on December 21, 2006 or within 30 days following such date if the closing is extended by the Company under the terms of the sale contract. The completion of the sale is subject to standard conditions to closing and delivery requirements. If there is a failure to close as a result of Fortis’ breach of the sale contract beyond applicable notice and cure periods, the joint venture will be entitled to retain the $20 million earnest money deposit made by Fortis.

Net proceeds from the sale will be allocated to the Company and IPC based on their respective 70% and 30% ownership in the joint venture. The Company anticipates that its share of the net proceeds will be in the range of approximately $190 million to $200 million.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Financial Realty Trust

November 15, 2006	By:	Edward J. Matey Jr.

Name: Edward J. Matey Jr.
Title: Executive Vice President and General Counsel